Exhibit 4.43

Sales Contract

Contract No.:

Signed at:

This Sales Contract (“Sales Contract”) is executed by and between:

CEEG (Shanghai) Solar Science Technology Co., Ltd, a company duly organized, validly existing and in good standing as a legal person under the laws of the People’s Republic of China, with its address at No.5999, Guangfulin Road, Songjiang District, Shanghai, China, 201600(Hereinafter referred to as “Seller”)

And

CSUN-SOLAR International Limited, a company duly organized, validly existing and in good standing as a legal person under the laws of the Hong Kong,with its registered address at Suite 1203, 12/F Ruttonjee Hse 11 Duddell St Central Hong Kong, (Hereinafter referred to as “Buyer”).

Eachindividually referred to as a “Party” and collectively as the “Parties”.

Buyer hereby agrees to buy andSeller hereby agrees to sell the under mentioned Goods according to the terms and conditions stipulated herein:

1. Goods Description:

		Agreed Quantity		Unit Price		Total Amount
Item	Description of Goods	(W)	(PCS)	(USD/W)	(USD/PC)	(USD)
2	SOLAR MODULE CSUN305-72P	14,513,730	47586	0.485	147.925	7,039,159.05
	Total					7,039,159.05

Total (in words): SAY TOTAL USD SEVEN MILLION AND THIRTY NINE THOUSAND AND ONE HUNDRED FIFTY NINE AND FIVE CENTS ONLY

Note/注:

The aforesaid Price shall be subjet to the Trade Term ofCIFunder Incoterms 2000.

The agreed price is exclusive of any and all taxes, customs duties, license fees and the like that shall be borne by Buyer under the Terms stipulated herein.

2. Payment

The buyer shall pay 10% of the total contract value through TT before production, pay 60% of the total contract value within one month after shipping, and pay 30% of the total contract value within three months after shipping.

3. Shipment of Goods

3.1 The Goods shall be transported to Shanghai Port partially starting at the end of September 2015 per request after receiving agreed Buyer’s 10% payment

3.2Port of Shipment

Port of Loading: SHANGHAI

Port/place of Destination: Subic bay

4. Packing

Seller is responsible for packing and the packing shall be in accordance with thestandard of [1]. Seller shall be liable for damages of the Goods under the Sales Contract as the result of inadequate or improper packing, except for losses or damages as the result of the fault of the forwarder or of the causes that are beyond control of, or not imputable to Seller.

(1)Standard export packing for ocean transportation.

(2)Standard export packing for air tranportation.

5. Effectiveness of Contract The Sales Contractshall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed and sealed by Seller and Buyer.

6. Contract Provisions

6.1 Other provisions hereof shall refer to Annex : General Terms and Conditions.

6.2 Either party that changes its contact person shall forthwith notify the other Party in written.

6.3 Any amendments to the General Terms and Conditions shall be stipulated herebelow (if any):

  (NONE):

Seller:

CEEG (Shanghai) Solar Science Technology Co., Ltd

Signature/Seal:

/s/ CEEG (Shanghai) Solar Science Technology Co., Ltd

Title/:

Buyer:

CSUN-SOLAR International Limited

Signature/Seal:

/s/ CSUN-SOLAR International Limited

Title/: